Darden Restaurants, Inc. Welcomes Juliana Chugg to Its Board of Directors

ORLANDO, Fla. (March 22, 2022) — Today, Darden Restaurants, Inc. (NYSE: DRI) announces that the Board of Directors has appointed Juliana Chugg as its newest member, effective immediately. With her appointment, the Company increased the size of the Board from eight to nine members.

“Juliana’s vast expertise in brand-building, coupled with her extensive leadership experience at large organizations, make her a strong addition for our Board,” said Gene Lee, Chairman and CEO of Darden Restaurants. “She will be a great resource as we continue to grow and improve our business.”

“Darden includes some of the most renowned brands in full-service dining,” said Chugg, following her election to the Board. “I look forward to serving on the Board and working with my fellow members to build on Darden’s success and its legacy of brand loyalty.”

Chugg, age 54, previously served as the Chief Brand Officer for Mattel, Inc. from 2015 to 2018 leading a portfolio of iconic brands amounting to $6 billion in global revenue, including Barbie®, Hot Wheels®, Fisher-Price®, American Girl®, Thomas & Friends™ and more. Before her time with Mattel, Chugg served as Senior Vice President and President for the Pillsbury and Meals divisions at General Mills, capping a long-standing career with the company that began in 1996.

Currently, Chugg is also a member of the Board of Directors for VF Corporation, a global apparel and footwear company, and Pressed Juicery, a private producer and seller of cold-pressed fruit juices and cleanses.

About Darden Restaurants
Darden is a restaurant company featuring a portfolio of differentiated brands that include Olive Garden, LongHorn Steakhouse, Cheddar's Scratch Kitchen, Yard House, The Capital Grille, Seasons 52, Bahama Breeze and Eddie V's. For more information, please visit www.darden.com.

Media Contact:
Rich Jeffers
(407) 245-4189
JJeffersJr@darden.com
Investor Relations Contact:
Kevin Kalicak
(407) 245-5870
KKalicak@darden.com

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